CIG WIRELESS CORP.

February 27, 2014

Grant Barber
[_________________]*

Re: Restricted Stock Award

Dear Mr. Barber:

We are pleased to inform you that the Compensation Committee (the “Committee”) of the Board of Directors of CIG Wireless Corp., a Nevada corporation (the “Company”), has awarded to you, on the date hereof (the “Grant Date”), 166,856 restricted shares (the “Shares”) of common stock, $.00001 par value (the “Common Stock”), of the Company. The Shares are subject to the terms and conditions of this letter agreement (the “Agreement”) including, without limitation, the forfeiture and transfer restrictions set forth herein. While such restrictions are in effect, the Shares subject to such restrictions are referred to herein as “Restricted Stock”. In addition, from time to time, you may be entitled to receive automatic grants of additional Shares in accordance with Section 4 below. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Plan (as defined below).

The Restricted Stock has been awarded to you pursuant to a special management incentive program (the “MIP”) established under the Company’s 2014 Equity Incentive Plan (the “Plan”). An aggregate of 20,000,000 shares of Common Stock, including MIP Anti-Dilution Shares (as defined below), if any (the “MIP Share Pool”), are available for issuance pursuant to the MIP to the Company’s executive officers, as determined by the Committee from time to time. In order for any of your shares of Restricted Stock to vest hereunder either a Realization Event (as defined below) or a Partial Realization Event (as defined below) must occur on or prior to December 31, 2020 (the “MIP Expiration Date”). If, however, a Realization Event or Partial Realization Event does not occur on or prior to the MIP Expiration Date, all shares of Restricted Stock issued to you hereunder shall be immediately forfeited in accordance herewith without any payment or other consideration due and owing in respect thereof. In addition, as a condition to your receipt of the Restricted Stock, you are required to comply with the confidentiality and non-solicitation covenants set forth in Section 9 of this Agreement.

1. Vesting. In order for the shares of Restricted Stock to vest, and cease to be subject to forfeiture and transfer restrictions hereunder, (a) you must satisfy the applicable Continuing Service Conditions (as defined below) set forth in Section 2 below, and (b) a Realization Event must occur on or prior to the MIP Expiration Date; provided, however, that,

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

(a) Upon the occurrence of a Realization Event:

(i) if you are employed by the Company or its Affiliates (as defined below) on the date of consummation of a Realization Event and receive a Comparable Offer (as defined below) of employment (or continuation of employment) from the Company or its Affiliates or the acquiring company (or its Affiliates), then (1) seventy-five percent (75%) the shares of Restricted Stock (or any consideration payable with respect to such shares of Restricted Stock pursuant to the Realization Event) shall immediately vest, and cease to be subject to forfeiture and transfer restrictions hereunder (and, in the case of any cash proceeds, shall be immediately paid to you), upon the occurrence of the Realization Event and (2) twenty-five percent (25%) of the shares of Restricted Stock (or any consideration payable with respect to such shares of Restricted Stock pursuant to the Realization Event) (the “Holdback Amount”) shall vest, and cease to be subject to forfeiture and transfer restrictions hereunder (and, in the case of any cash proceeds, shall be paid to you), on the first anniversary of the Realization Event; provided that, except as provided in clause (ii) below, you shall forfeit the Holdback Amount unless you accept the Comparable Offer of employment (or continuing employment) and remain employed by the Company or the acquiring company (or an Affiliate of the Company or the acquiring company) until the first anniversary of the Realization Event;

(ii) if you accept a Comparable Offer of employment (or continued employment) and during the one year period after the Realization Event your employment is terminated by the Company or the acquiring company (or an Affiliate of the Company or the acquiring company) without Cause, by you for Good Reason or due to death or disability, the Holdback Amount shall immediately become fully vested, and cease to be subject to forfeiture and transfer restrictions hereunder (and, in the case of any cash proceeds, shall be paid to you), upon the occurrence of such termination; and

(iii) if you (1) do not receive a Comparable Offer of employment (or continuation of employment) from the Company or its Affiliates or the acquiring company (or its Affiliates), or (2) are not employed by the Company or its Affiliates at the time of the Realization Event, but (in either case) continue to hold shares of Restricted Stock for which the Continuing Service Conditions have been satisfied prior to the occurrence of the Realization Event, one hundred percent (100%) of such then outstanding shares of Restricted Stock held by you (or any consideration payable with respect to such shares of Restricted Stock pursuant to the Realization Event) shall immediately vest, and cease to be subject to forfeiture and transfer restrictions hereunder (and, in the case of any cash proceeds, shall be immediately paid to you), upon the occurrence of the Realization Event.

(iv) For purposes hereof, “Comparable Offer” means an offer of employment within 35 miles of the geographical area in which you are then employed, with duties of the same general nature as your duties prior to the Realization Event and with a base salary and annual bonus opportunity that is not less than your base salary and annual bonus opportunity as in effect immediately prior to the Realization Event.

(b) If a Partial Realization Event occurs prior to the MIP Expiration Date and you remain in continuous employment with the Company or its Affiliates through the consummation date of such Partial Realization Event, the Pro-Rata Number (as defined below) of your shares of Restricted Stock (determined pro-rata among shares of Restricted Stock for which the Continuous Service Conditions lapse on different dates) shall immediately vest, and cease to be subject to forfeiture and transfer restrictions hereunder (the “Accelerated Shares”) and, for the avoidance of doubt, the Continuing Service Conditions and the provisions of Section 1(a) above shall cease to apply to the Accelerated Shares. One or more Partial Realization Events may occur under this Agreement. For purposes hereof, “Pro–Rata Number” means the product of (i) the number of shares of Restricted Stock owned by you immediately prior to the Partial Realization Event, and (ii) a fraction, of which: (1) the numerator is the number of shares of Common Stock sold or, in the case of the sale of Series A-2 Preferred Stock, deemed to be sold by the Fir Tree Investors in the Partial Realization Event (assuming full conversion of all Series A-2 Preferred Stock immediately prior thereto) and (2) the denominator of which is the aggregate number of shares of Common Stock beneficially owned by the Fir Tree Investors immediately prior to the Partial Realization Event (assuming full conversion of all Series A-2 Preferred Stock immediately prior thereto).

2. Continuing Service Conditions. You will satisfy the continuing service conditions (the “Continuing Service Conditions”) with respect to twenty percent (20%) of the shares of Restricted Stock on the first six-month anniversary of the Grant Date, and each of the four (4) annual anniversaries of the Grant Date thereafter; provided that you remain in continuous employment with the Company or its Affiliates through each applicable anniversary date. Notwithstanding the preceding sentence, if a Realization Event occurs and you remain in continuous employment with the Company or its Affiliates through the consummation date of such Realization Event, the Continuing Service Conditions shall immediately be satisfied with respect to all of your then outstanding shares of Restricted Stock.

3. Forfeiture. Notwithstanding anything herein to the contrary,

(a) if a Realization Event does not occur by the MIP Expiration Date, all shares of Restricted Stock shall be automatically and immediately forfeited without notice, action, deed, compensation or other consideration on the MIP Expiration Date;

(b) except as provided in Section 3(e), upon the termination of your employment with the Company and its Affiliates prior to a Realization Event, all shares of Restricted Stock with respect to which the Continuing Service Conditions have not been satisfied shall be immediately forfeited without compensation;

(c) except as provided in Section 3(e), if you voluntarily terminate your employment with the Company and its Affiliates without Good Reason (at a time when circumstances constituting Cause (whether or not then known) do not exist) prior to a Realization Event and the per share Fair Market Value of the Common Stock on your termination date is less than the per share Fair Market Value of the Common Stock on the date of consummation of a Realization Event that occurs prior to the MIP Expiration Date (each, as determined by the Committee in good faith in connection with such Realization Event), you shall forfeit without compensation immediately prior to the consummation of the Realization Event that number of shares of Restricted Stock with respect to which the Continuing Service Conditions have been satisfied (rounded up or down to the nearest whole number, with .50 being rounded up) having an aggregate Fair Market Value at the time of the consummation of such Realization Event (as determined by the Committee) equal to the product of (i) the total number of Shares with respect to which the Continuing Service Conditions were satisfied on the termination date, and (ii) the difference between the per share Fair Market Value of the Common Stock on (1) the date of the Realization Event and (2) the termination date;

(d) if you receive a Comparable Offer of employment (or continuation of employment) by the Company (or its Affiliates) or the acquiring company (or its Affiliates) at the time of a Realization Event and such offer is not accepted by you or such employment is terminated during the one year period following the Realization Event, unless such termination is by the Company or the acquiring company (or an Affiliate of the Company or the acquiring company) without Cause, by you for Good Reason or due to your death or disability, the Holdback Amount shall be immediately forfeited without compensation; and

(e) upon (i) your violation of the confidentiality or non-solicitation covenants set forth in Section 9, or (ii) the termination of your employment by the Company or its Affiliates for Cause or you voluntarily terminate your employment with the Company or its Affiliates without Good Reason but at the time of such termination circumstances constituting Cause (whether or not then known) exist, all shares of Restricted Stock (regardless of whether the Continuing Service Conditions have been satisfied) shall be automatically and immediately forfeited without notice, action, deed, compensation or other consideration.

All shares of Restricted Stock forfeited prior to the occurrence of a Realization Event shall be returned to the MIP Share Pool.

4. Additional Share Issuances.

(a) Upon each issuance of (i) Aggregate A-2 Adjustment Shares (as defined below) pursuant to Section 3(b) of the Certificate of Designation in respect of Series A-1 Preferred Dividends or (ii) Additional Series A-2 Preferred Stock (as defined below), in each case, prior to the consummation of a Realization Event (each, an “Additional Issuance”; and the date of any Additional Issuance, an “Additional Issuance Date”), simultaneous with such Additional Issuance, you shall be issued an additional number of shares of Restricted Stock equal to the difference (rounded down to the nearest whole number of shares of Common Stock) of: (x) the product of the total number of shares of Common Stock outstanding immediately after giving effect to the Additional Issuance (assuming, for this purpose, the shares of Common Stock underlying the Series A-2 Preferred Stock are outstanding), multiplied by a fraction, the numerator of which is the number of shares of Restricted Stock you own immediately before the Additional Issuance, and the denominator of which is the total number of shares of Common Stock outstanding immediately before the Additional Issuance (assuming, for this purpose, the shares of Common Stock underlying the Series A-2 Preferred Stock are outstanding), minus (y) the number of shares of Restricted Stock you own immediately before the Additional Issuance. The additional Shares issued pursuant to the immediately preceding sentence shall be treated as shares of Restricted Stock that were granted as of the Grant Date (except for purposes of Section 1(b) above and this Section 4(a)) such that the same proportion of the additional Shares shall be vested on the date of issuance thereof as the proportion of Restricted Stock that is vested on the Additional Issuance Date.

(b) Any shares of Common Stock that remain available for issuance under the MIP Share Pool immediately prior to the occurrence of a Realization Event (“Unallocated Shares”), after giving full effect to any additional share issuances required by Section 4(a), shall be issued to the then remaining participants in the MIP who are then-employed by the Company or its Affiliates on a pro-rata basis, as determined by the Committee, based on the number of issued and outstanding shares of restricted stock under the MIP held by such participants at or immediately prior to the Realization Event. Twenty-five (25%) of any Unallocated Shares issued to you shall be treated as Holdback Shares under Section 1(a) hereunder if you are offered employment or continuation of employment by the Company (or its Affiliates) or the acquiring company (or its Affiliates). The remaining seventy-five percent (75%) of any Unallocated Shares issued to you will be fully vested on the later of the date of issuance or the consummation of the Realization Event.

5. Uncertificated Shares. Unless otherwise determined by the Board, the shares of Restricted Stock shall be issued in the form of uncertificated shares. In the event that a certificate representing the shares of Restricted Stock is registered in your name, the following legend will be placed on the certificate (in addition to any other legends that may be required to be placed on such certificates pursuant to the Plan, applicable law or otherwise):

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE CIG WIRELESS CORP. 2014 EQUITY INCENTIVE PLAN AND THE RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BY AND BETWEEN CIG WIRELESS CORP. AND THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE HEREBY, WHICH TERMS AND CONDITIONS INCLUDE, WITHOUT LIMITATION, CERTAIN FORFEITURE CONDITIONS AND TRANSFER RESTRICTIONS.  COPIES OF THAT PLAN AND SUCH AGREEMENT ARE ON FILE IN THE PRINCIPAL OFFICES OF CIG WIRELESS CORP. AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF THE COMPANY.

If a certificate representing the shares of Restricted Stock is registered in your name, the Company shall retain physical possession of the certificate while the shares of Restricted Stock remain unvested and you shall be required to deliver a stock power to the Company, endorsed in blank, relating to the shares of Restricted Stock.

6. Restriction on Transfer of Unvested Shares. Except for the forfeiture of Restricted Stock to the Company in accordance herewith, you may not sell, pledge, assign, encumber, hypothecate, gift, transfer, bequeath, devise, donate or otherwise dispose of, in any way or manner whatsoever, whether voluntary or involuntary, any legal or beneficial interest in any of the shares of Restricted Stock while the shares of Restricted Stock remain unvested.

7. Capital Changes. If, while any of the shares of Restricted Stock remain unvested, there occurs any merger, consolidation, reorganization, reclassification, recapitalization, stock split, stock dividend, stock combination or other similar change in the shares of Common Stock, then any and all new, substituted or additional securities or other consideration to which you are entitled by reason of your ownership of the Restricted Stock will thereafter be treated as Restricted Stock for all purposes of this Agreement and the number and type of shares available for issuance under the MIP Share Pool, MIP Anti-Dilution Shares and Unallocated Shares and all other provisions of this Agreement shall be adjusted as deemed appropriate by the Committee to reflect such event.

8. Stockholder Rights. You shall possess all incidents of ownership of the shares of Restricted Stock, subject to the restrictions set forth in Sections 4 and 6 above, including the right to receive dividends with respect to such shares and, subject to Section 14, the right to vote such shares; provided that, any cash dividends or distributions with respect to shares of Restricted Stock shall be withheld by the Company for your account, shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate and shall be paid to you as and when the foregoing restrictions on the shares of Restricted Stock to which such dividends relate lapse (without the accrual or payment of interest on any dividends or distributions so withheld). Nothing herein shall create or be construed to create a trust of any kind or a fiduciary relationship of any kind between you and the Company in respect of any cash dividends or distributions that are withheld by the Company for your account and any right you have with respect thereto shall be no greater than that of a general unsecured creditor of the Company. If any dividends or distributions are paid in shares of Common Stock, the shares of Common Stock shall be retained by the Company and shall be subject to the same transfer and forfeiture restrictions as the shares of Restricted Stock with respect to which they were paid.

9. Confidentiality and Non-Solicitation. You hereby acknowledge that by virtue of your employment with the Company or its Affiliates, you from time to time may obtain confidential and proprietary information concerning the Company and its Affiliates and each of their respective businesses that is not readily available to the public, and that the Company and its Affiliates are entitled to protection against wrongful use of any of that information and that the Company would not issue to you the Restricted Stock but for the covenants contained in this Section 9 (the “Restrictive Covenants”), which are made by you for the benefit of the Company and its Affiliates. Accordingly, you hereby agree that:

(a) While you are employed by the Company or its Affiliates and at all times thereafter, you shall, (i) treat confidentially and not disclose all or any portion of such Confidential Information (as defined below), or (ii) not use such Confidential Information for the benefit of yourself or any other Person. You acknowledge and agree that such Confidential Information is proprietary and confidential in nature and belongs to the Company and its Affiliates. If you are requested or required to disclose (after you have used your commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Company about your intention to make, and the proposed contents of, such disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by a governmental authority), you shall, and shall cause your representatives to, provide the Company with prompt written notice of such request so that the Company may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, you or your representative may disclose only that portion of the Confidential Information which you are legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and you shall exercise your commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed. You further agree that, from and after the date hereof, you and your representatives, upon the reasonable request of the Company, promptly will deliver to the Company all documents, or other tangible embodiments, constituting Confidential Information or other information with respect to the Company and its Affiliates. “Confidential Information” means (i) information of any nature and in any form which at the time concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by the Company or its Affiliates, including without limitation, business plans, tower lists, tower development plans, financial information, sales or marketing materials or strategies, contracts, form of contracts, abstracts, computer software, information relating to the properties, customer and supplier lists, formulae, know-how, processes, secrets and trade secrets, pricing information, business acquisition plans, and all other information relating to the operation of the Company and/or its Affiliates, whether tangible or intangible, whether oral or in writing, and whether or not marked, labeled, or otherwise identified as “confidential” or the like; and (ii) all copies of any of the foregoing or any analyses, studies, reports, or properties that contain, are based on, or reflect any of the foregoing.

(b) While you are employed by the Company or its Affiliates and for a one (1) year period thereafter, you shall not, directly or indirectly, (i) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company or its Affiliates at any time during the time you were employed by the Company or its Affiliates, to terminate his or her employment relationship with the Company or its Affiliates or to become employed by you or any individual or entity by which you are employed or have any other relationship or (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or its Affiliates.

(c) The provisions of this Section 9 may be assigned by the Company to the purchaser or other acquirer in connection with any transaction that results in a Realization Event (in which event the provisions of this Section 9 shall continue to be binding upon you and shall be enforceable by the purchaser or other acquirer).

(d) You acknowledge and agree that (i) you have had an opportunity to seek advice of counsel in connection with all of the provisions of this Agreement, including, without limitation, the Restrictive Covenants contained herein; (ii) the Restrictive Covenants are reasonable in scope, duration and in all other respects; (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Company or its Affiliates; (iv) money damages would not be an adequate remedy to the Company or its Affiliates in the event of a breach or threatened breach of any of the Restrictive Covenants by you; and (v) specific performance in the form of injunctive relief would be an appropriate remedy in such case for the Company or its Affiliates. If you breach or threaten to breach a Restrictive Covenant, the Company or its or Affiliates shall be entitled, in addition to all other remedies, to an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

10. Tax Consequences. CERTAIN FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE GRANT AND VESTING OF THE RESTRICTED STOCK, AS OF THE DATE HEREOF, ARE SUMMARIZED BELOW. THE FOLLOWING DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES IS NECESSARILY INCOMPLETE (AS THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE). MOREOVER, THIS SUMMARY ONLY ADDRESSES THE FEDERAL INCOME TAX CONSEQUENCES UNDER THE LAWS OF THE UNITED STATES, AND DOES NOT ADDRESS WHETHER AND HOW THE TAX LAWS OF ANY OTHER JURISDICTION MAY APPLY TO THE RESTRICTED STOCK OR TO YOU. ACCORDINGLY, YOU SHOULD CONSULT A TAX ADVISER REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

You may file an election (an “Election”) with the Internal Revenue Service (“IRS”), within 30 days of any issuance of the Restricted Stock (including, any issuance of additional shares of Restricted Stock pursuant to Section 4), electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed currently on any difference between the fair market value of the Restricted Stock and the purchase price of the Restricted Stock on the date of issuance. Absent such an election, taxable income will be measured and recognized by you at the time or times at which the forfeiture restrictions on the Restricted Stock lapses. If you file an Election under Section 83(b) of the Code with the IRS, you agree to promptly furnish a copy of such Election to the Company. If you do not file the Election within such 30-day period, you will not be entitled to do so with respect to your Restricted Stock.

11. Tax Withholding. Upon vesting of the Restricted Stock (or such other time that the Restricted Stock is taken into income), you will be required to satisfy all applicable tax withholding obligations, as provided in the Plan. At your election, you may satisfy such tax withholding obligations upon vesting of the Restricted Stock in connection with a Realization Event or a Partial Realization Event by delivering to the Company shares of Common Stock (including, without limitation, shares of Common Stock in respect of which such tax withholding obligation arises) having a Fair Market Value equal to the minimum statutory tax withholding amount.

12. Section 280G. In the event any amounts to be received pursuant to this Agreement would constitute “excess parachute payments” within the meaning of Section 280G of the Code and immediately prior to the change in ownership or control, no stock in the Company is readily tradable on an established securities market or otherwise within the meaning of Section 280G of the Code, (i) you and the Company shall use commercially reasonable efforts to take such reasonable steps as are necessary to qualify such amounts under Section 280G(b)(5)(A)(ii) of the Code, and (ii) you shall not be eligible to receive or retain any such amounts pursuant to this Agreement until requisite shareholder approval of such amounts have been obtained in a manner consistent with Section 280G(b)(5)(A)(ii)(II) of the Code and the Treasury Regulations thereunder.

13. Additional Provisions relating to Realization Events and Partial Realization Events.

(a) If at any time while you hold shares of Restricted Stock, the Fir Tree Investors wish to cause a Realization Event or Partial Realization Event to occur, the Fir Tree Investors shall notify the Company and you in writing (a “Transaction Notice”) at least five (5) business days prior to the anticipated date of the proposed Realization Event or Partial Realization Event. The Transaction Notice shall summarize the material terms and conditions of the proposed Realization Event or Partial Realization Event, as applicable.

(b) In connection with any such Realization Event or Partial Realization Event, solely to the extent requested by the Fir Tree Investors in the Transaction Notice, you agree that (i) you will vote all of your capital stock of the Company, including, without limitation, the Restricted Stock, in favor of the Realization Event or Partial Realization Event described in the Transaction Notice, (ii) solely in the case of a Realization Event, if a sale, transfer, disposition, cancellation, conversion or exchange of capital stock of the Company is part of such Realization Event, you will sell, transfer, dispose of, cancel, convert or exchange, as applicable, all of your capital stock of the Company, including, without limitation, the shares of Restricted Stock, in such Realization Event on the terms and conditions set forth in the Transaction Notice, and (iii) solely in the case of a Partial Realization Event, if a sale, transfer, disposition, cancellation, conversion or exchange of capital stock of the Company is part of such Partial Realization Event, you will sell, transfer, dispose of, cancel, convert or exchange, as applicable, all of the Accelerated Shares in such Partial Realization Event on the terms and conditions set forth in the Transaction Notice.

(c) Your obligations under this Section 13 with respect to a Realization Event or Partial Realization Event are subject to the condition that upon the closing of the Realization Event or Partial Realization Event, you will receive the same form and amount of consideration per share of Restricted Stock as is being received by the Fir Tree Investors in respect of its shares of Common Stock (as determined in good faith by the Committee) in such proposed Realization Event or Partial Realization Event, provided, however, that, unless otherwise determined by the Committee, if non-cash consideration is provided, adequate provision will be made so that you will receive the fair market value thereof in cash (in lieu of such non-cash consideration).

(d) In connection with any Realization Event or Partial Realization Event, you agree to enter into and deliver a purchase agreement that shall contain standard and customary representations, warranties, covenants and indemnities by you for the benefit of the purchaser of the shares of Restricted Stock or the Company, as the case may be; provided, however, that such representations, warranties and covenants shall be substantially similar to those made by the Fir Tree Investors in respect of its shares of Common Stock and such indemnities are several and not joint with any other person.

(e) Solely in the case of a Partial Realization Event, if the Common Stock is not publicly-traded at the time of the Partial Realization Event, you shall have a right, subject to your satisfaction of the documentation requirements set forth in Section 13(d), to sell all or a portion of the Accelerated Shares in such Partial Realization Event, for the same consideration per share of Common Stock (as determined in good faith by the Committee) received by the Fir Tree Investors in the proposed Partial Realization Event, and otherwise on the same terms and conditions applicable to shares of Common Stock held by the Fir Tree Investors, which you may exercise for a period of ten (10) days after the Transaction Notice is given by delivering a written notice to the Fir Tree Investors within such 10-day period, stating therein the number of Accelerated Shares proposed to be sold by you. In the event that the proposed purchaser in the anticipated Partial Realization Event is unwilling to purchase all of the shares of Common Stock and Class A-2 Preferred Stock that the Fir Tree Investors, and all other stockholders having similar participation rights, propose to sell, the number of shares of Accelerated Shares you may sell pursuant to this Section 13(e) shall be subject to proration by the Committee.

(f) The provisions of Article IX of the Plan (entitled “Change in Control”) shall not apply to your shares of Restricted Stock.

14. Irrevocable Proxy.

(a) Irrevocable Proxy. You hereby make, constitute and appoint Fir Tree Inc. (the “Authorized Person”) to act as true and lawful proxy and attorney-in-fact in your name and on your behalf, with full power to appoint a substitute or substitutes, to attend shareholder meetings, to vote, execute and deliver written consents, or otherwise to act with respect to, all shares of Restricted Stock owned as of the Grant Date or thereafter acquired by you pursuant to this Agreement or any extension thereof, to the same extent and with the same effect as the undersigned could do under any applicable laws or regulations governing the rights and powers of shareholders of a corporation organized under the laws of the State of Nevada, in each case, as the Authorized Person shall determine in its sole and absolute discretion (without regard to and irrespective of any directions received by you); provided, however, that in no event shall this proxy extend to any waiver, amendment or modification of any contractual right or benefit you have pursuant to this Agreement, unless such waiver, amendment or modification is set forth in a writing signed by you and not in reliance on this Section 14. You expressly acknowledge that Fir Tree Inc. may vote all such shares of Restricted Stock in its sole and absolute discretion, without regard to and irrespective of any instructions, written or otherwise, that may be given by you in respect of such vote and your attendance at any such vote of the shareholders shall not affect the validity of this proxy. This proxy shall expire with respect to each share of Restricted Stock at 11:59 P.M. (New York time) on the date on which all restrictions imposed by this Agreement on such share of Restricted Stock lapse, but for the avoidance of doubt, in no event until immediately after consummation of the Realization Event or Partial Realization Event (in which case, such proxy shall expire solely with respect to the Pro-Rata Number of your shares of Restricted Stock applicable thereto), as the case may be, giving rise to such lapse in restrictions.

(b) Irrevocable and Coupled with an Interest. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. This proxy is being given by you in connection with the issuance of the shares of Restricted Stock by the Company to you pursuant to this Agreement. All power and authority conferred under this Agreement and proxy shall not be terminated by any act you take or by operation of law, or your incapacity, by lack of appropriate power or authority, or by the occurrence of any other event or events. If, after the execution of this Agreement, any such event or events shall occur, the Authorized Person is nevertheless authorized and directed, without any action of any party hereto or any other person, to vote the share of Restricted Stock in accordance with the terms of this Agreement and proxy as if such death, incapacity, lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof. This proxy shall be binding upon, and enforceable against, all of your beneficiaries, heirs at law, legatees, distributees, successors, assigns, transferees and legal representatives.

15. Certain Definitions.

(a) “Additional Series A-2 Preferred Stock” shall have the meaning ascribed thereto in the Securities Purchase Agreement, by and among the Company, Fir Tree Capital Opportunity (LN) Master Fund, LP and Fir Tree REF III Tower LLC, dated August 1, 2013.

(b) “Aggregate A-2 Adjustment Shares” shall have the meaning ascribed thereto in the Certificate of Designation.

(c) “Cause” means, unless otherwise defined in a written employment agreement between you and the Company or its Affiliates in effect on the Grant Date, (i) your indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, (ii) your being or having been engaged in conduct constituting breach of fiduciary duty, willful misconduct or negligence relating to the Company or its Affiliates or the performance of your duties, (iii) your willful failure to (A) follow a reasonable and lawful directive of the Company or its Affiliates or (B) comply with any written rules, regulations, policies or procedures of the Company or its Affiliates, (iv) your breach of this Agreement or any other written agreement with the Company or its Affiliates, including, without limitation, any applicable non-competition, non-solicitation and confidentiality agreement between you and the Company or its Affiliates, (v) your failure to perform at a level of effort or results commensurate with your responsibilities, other than as a result of permanent disability or (vi) your deliberate and continued failure to perform your material duties to the Company; which in the case clause (v) or (vi) hereof, is not cured by you within ten (10) days of your receipt of written notice thereof from the Company or its Affiliates specifying the particulars of the conduct constituting Cause.

(d) “Certificate of Designation” means that certain Certificate of Designation of Preferred Stock, dated August 1, 2013, filed by the Corporation.

(e) “Fir Tree Investors” means Fir Tree Capital Opportunity (LN) Master Fund, LP and Fir Tree REF III Tower LLC.

(f) “Good Reason” means, unless otherwise defined in a written employment agreement between you and the Company or its Affiliates in effect on the Grant Date, (i) a material reduction in your base salary, (ii) a material diminution in your duties, (iii) your being required to relocate to a principal place of employment more than fifty (50) miles from your current principal place of employment with the Company or its Affiliates (other than any relocation required in connection with a relocation of the Company’s corporate headquarters), (iv) a material breach by the Company or any of its Affiliates of any written agreement with you; which in the case of clauses (i), (ii), (iii) or (iv) hereof, is not cured by the Company or its Affiliates within ten (10) days of its receipt of written notice thereof from you specifying the particulars of the conduct constituting Good Reason; provided that you give such notice to the Company within thirty (30) days of the first occurrence of such event; otherwise, Good Reason shall be deemed waived with respect to such event.

(g) “MIP Anti-Dilution Shares” means the sum of (i) the number of additional shares of Restricted Stock required to be issued to you, if any, pursuant to Section 4(a) above, and (ii) the number of additional shares of restricted stock required to be issued to other MIP participants, if any, as a result of (1) the issuance of Aggregate A-2 Adjustment Shares pursuant to Section 3(b) of the Certificate of Designation in respect of Series A-1 Preferred Dividends or (2) the issuance of Additional Series A-2 Preferred Stock, in each case, prior to the consummation of a Realization Event.

(h) “Partial Realization Event” means the consummation, simultaneous with or after the redemption or sale of all Series A-1 Preferred Stock held by the Fir Tree Investors, but in all events on or prior to the MIP Expiration Date, of a sale of any shares of Common Stock beneficially owned (as defined in Rule 13d-3 under the 1934 Act) by the Fir Tree Investors (assuming full conversion of all Series A-2 Preferred Stock immediately prior thereto) to a third-party that is not an Affiliate of the Fir Tree Investors pursuant to which the consideration received by the Fir Tree Investors (other than consideration received for Series A-1 Preferred Stock) is comprised of at least fifty percent (50%) cash.

(i) “Realization Event” means the consummation, simultaneous with or after the redemption or sale of all Series A-1 Preferred Stock held by the Fir Tree Investors, but in all events on or prior to the MIP Expiration Date, of one or more of the following events pursuant to which the consideration received by the Fir Tree Investors (other than consideration received for Series A-1 Preferred Stock) is comprised of at least fifty percent (50%) cash: (i) a sale (whether by sale, merger, consolidation or other similar business combination), in one or more transactions, of more than fifty percent (50%) of the aggregate voting power of the equity securities of the Company to one or more third-parties that are not Affiliates of the Fir Tree Investors; or (ii) a sale or other disposition, in one or more transactions, of all or substantially all of the assets of the Company to one or more third-parties that are not Affiliates of the Fir Tree Investors.

(j) “Series A-1 Preferred Dividends” shall have the meaning ascribed thereto in the Certificate of Designation.

(k) “Series A-1 Preferred Stock” means the Company’s Series A-1 Nonconvertible Preferred Stock.

(l) “Series A-2 Preferred Stock” means the Company’s Series A-2 Convertible Preferred Stock.

16. General Provisions.

(a) You agree to be bound by the terms and conditions of the Plan, which are incorporated herein by reference and which control in case of any conflict with this Agreement.

(b) This Agreement, together with the Plan, represents the entire agreement between the parties and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof. This Agreement may not be amended except by written instrument signed by each of the parties hereto.

(c) All notices, requests, consents and other communications hereunder will be in writing and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth below, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made. If directed to you, any such notice shall be sent to the address on file with the Company, or to such other address as you may hereafter specify in writing. If directed to the Company, any such notice shall be sent to the Company’s principal executive office, c/o the Company’s Secretary, or to such other address or person as the Company may hereafter specify in writing.

(d) This Agreement shall inure to the sole benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns and shall not be construed as creating any rights enforceable by any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any rights or interest hereunder shall be assignable by you, your beneficiaries or legal representatives, and any purported assignment in violation hereof shall be null and void.

(e) Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(f) The grant of Restricted Stock hereunder will not confer upon you any right to continue in the employment of the Company or any of its Affiliates.

(g) This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of Nevada, without regard to principles of conflicts of laws.

(h) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

(i) This Agreement replaces and supersedes that certain Restricted Stock Award Agreement dated February 25, 2014 that is hereby null and void and of no further force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
	Name:	Paul McGinn
	Title:	CEO

/s/ Grant Barber
Grant Barber

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